Exhibit 99i

DAVID JONES & ASSOC., P.C.

Law Firm

395 Sawdust, # 2148 The Woodlands, TX 77380 djones@40actlaw.com	P (281) 419-0584 F (281) 419-0564 sdrake@40actlaw.com

January 5, 2004

Electric City Funds, Inc.

112 Erie Boulevard

Schenectady, NY  02305

Dear Sirs:

As counsel to Electric City Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in the Electric City Value Fund (the "Fund").  The Shares of the Fund are a series of the Company consisting of one class of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Company’s Post-Effective Amendment # 5 to its Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, the Prospectus and Statement of Additional Information contained in the Post-Effective Amendment, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.

Further, I give my permission to include this opinion as an exhibit to the Company’s Post-Effective Amendment # 5 to its Registration Statement on Form N-1A.

Very Truly Yours,

/s/  David D. Jones

DAVID JONES & ASSOC., P.C.

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